Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-212996 and 333-215068 on Form S-8 of our report dated March 15, 2017, relating to the consolidated financial statements of First Hawaiian, Inc. and Subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in reporting entity that was retrospectively applied to the consolidated financial statements) appearing in this Annual Report on Form 10-K of First Hawaiian, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

March 15, 2017